UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 9, 2026

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9490 NeoGenomics Way,	Fort Myers,	Florida	33912
(Address of principal executive offices)			(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.
On January 12, 2026, NeoGenomics, Inc. (the “Company”) issued a press release announcing select preliminary unaudited financial results for the fourth quarter and fiscal year ended December 31, 2025, consisting of preliminary revenue, as well as the planned transition of Mr. Sherman from the role of Chief Financial Officer and the appointment of Abhishek Jain as the Company’s Executive Vice President, Finance.

The selected financial results are based on preliminary unaudited information and management estimates, are not a comprehensive statement of the Company’s financial results for either the fourth quarter or fiscal year ended December 31, 2025 and are subject to change. Such changes may be material. Our independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or provide any other form of assurance with respect to, these preliminary results.

A copy of the press release containing this announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K. All of the information included in Items 2.02 and 9.01 of this report and Exhibit 99.1 hereto is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings, unless expressly incorporated by specific reference in such filing.

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2026, the Company announced that, on January 9, 2026, Jeffrey S. Sherman, the Company’s Chief Financial Officer, notified the Board of Directors of the Company (the "Board") of his intention to retire. The Board and Mr. Sherman have agreed that Mr. Sherman will transition to the role of Executive Vice President, Finance effective March 2, 2026, upon the completion of the Company's audit and reporting of its financial results for the fiscal year ended December 31, 2025. Mr. Sherman is expected to serve as the Company's Executive Vice President, Finance through April 14, 2026, the effective date of his retirement. Mr. Sherman has agreed to continue to serve as a special advisor to the Company from April 14, 2026 through April 2028. In connection with his anticipated service as a special advisor to the Company, Mr. Sherman and the Company expect to enter into a Special Advisor Agreement.

On January 12, 2026, the Company announced the appointment of Abhishek Jain, 50, as Executive Vice President, Finance, effective as of January 12, 2025. Mr. Jain is expected to assume the role of Chief Financial Officer on March 2, 2026, when Mr. Sherman transitions to the role of Executive Vice President, Finance. Mr. Jain previously served as Chief Financial Officer of CareDx, a publicly traded precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, from September 2022 to August 2025. He previously served as CareDx's Vice President, Corporate Controller from August 2021 to May 2022, and as CareDx's Interim Chief Financial Officer from May 2022 to September 2022. Before that, he served for nearly 20 years in finance and accounting roles of increasing responsibility at Agilent Technologies, Inc., a provider of instruments and services to pharmaceutical and diagnostic laboratories worldwide, and most recently held the position of WW Field Controller from May 2018 to August 2021. Mr. Jain is a Certified Public Accountant (inactive) from the State of Colorado, US and a Chartered Accountant from The Institute of Chartered Accountants of India.

In connection with his appointment as Executive Vice President, Finance, Mr. Jain will execute an employment agreement in the form of executive employment agreement between the Company and each of its executive officers, which was previously filed as Exhibit 10.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and filed with the Securities and Exchange Commission (the "SEC") on February 18, 2025, as well as the Company's standard indemnification agreement. Mr. Jain will earn an annual base salary of $520,000 and a target annual incentive bonus of 60% of annual salary based on Mr. Jain’s performance and/or the Company’s performance against goals established by the Board or the Compensation Committee thereof. In addition, the Compensation Committee of the Board has approved an initial equity grant with respect to $2,750,000 of the common stock of the Company, 50% of which will be in the form of restricted stock units that vest ratably over three years and 50% of which will be in the form of premium-priced stock options that vest ratably over three years. There are no transactions in which Mr. Jain has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

	99.1	Press Release of NeoGenomics, Inc. dated January 12, 2026.
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

Date:	January 12, 2025	By:	/s/ Alicia C. Olivo
		Name:	Alicia C. Olivo
		Title:	Executive Vice President, General Counsel & Secretary